Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-40397 and 33-44776 on Forms S-8, and Registration Statement No. 333-125113 on Form S-1 of our report dated July 25, 2006 (January 29, 2007, as to the effects of the restatement discussed in Note 2 and subsequent events described in Note 21), relating to the consolidated financial statements of Flow International Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 2 and subsequent events described in Note 21), and our report dated July 25, 2006, January 29, 2007 as to the effects of the material weakness related to the control environment described in Management’s Report on Internal Control Over Financial Reporting ( as revised ) (which report expresses an adverse opinion on the effectiveness of internal control over financial reporting), appearing in the Annual Report on Form 10-K/A of Flow International Corporation for the year ended April 30, 2006.

/s/ Deloitte & Touche LLP

Seattle, Washington

January 29, 2007